EMBARGO UNTIL 1:30 PDT

BroadVision Contact:

Pehong Chen

Investor Relations

(650) 331-1000

Ir1@broadvision.com

BroadVision Announces Second Quarter 2018 Results

REDWOOD CITY, CA —  August 13, 2018 — BroadVision, Inc. (Nasdaq: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its second quarter ended June  30, 2018. Revenues for the second quarter were $1.2 million, compared with revenues of $1.6 million for the first quarter ended March 31, 2018 and $1.6 million for the comparable quarter of 2017.

License revenue for the second quarter of 2018 was $0.6 million, compared with revenues of $0.9 million for the first quarter ended March 31, 2018 and $0.9 million for the comparable quarter of 2017. The majority of the second quarter license revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the second quarter of 2018, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.2 million, or $0.43 per basic and diluted share, as compared with GAAP net loss of $1.5 million, or $0.30 per basic and diluted share, for the first quarter of 2018 and GAAP net loss of $2.4 million, or $0.48 per basic and diluted share, for the comparable quarter of 2017.

On January 1, 2018, BroadVision adopted a new revenue recognition standard, Revenue from Contracts with Customers (Topic 606), which was issued by the Financial Accounting Standards Board in May 2014. BroadVision adopted Topic 606 applying the modified retrospective method to all contracts that were not completed as of January 1, 2018.  BroadVision’s results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with the historic accounting under Topic 605. BroadVision recorded a net decrease of $0.6 million to its accumulated deficit balance as of January 1, 2018, due to the cumulative effect of adopting Topic 606.

As of June 30, 2018, the Company had $6.2 million of cash and cash equivalents and short-term investments, compared to a combined balance of $9.6 million as of December 31, 2017 and $15.6 million as of June  30, 2017.

"2018 has been a year in which many people have realised just how valuable their personal data is, and how badly it is being misused. Vmoso is perfectly positioned as the platform for taking back control of personal data and using it in the context of secure, auditable collaborations."  said Dr. Pehong Chen, President, CEO and Interim CFO of BroadVision.

About BroadVision

Driving innovation since 1993, BroadVision (Nasdaq: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

#   #   #

BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future, including statements regarding Vmoso’s positioning and capabilities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include without limitation uncertainty regarding market acceptance of BroadVision’s products and services, BroadVision’s ability to sell Vmoso to its existing customers and new customers, BroadVision’s ability to provide reliable, scalable and cost-efficient Cloud-based offerings, BroadVision’s ability to effectively compete in its intensely competitive market and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs, requirements or preferences, and the other risks set forth in BroadVision’s most recent quarterly report on Form 10-Q, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements except as required by law. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$6,160	$9,560
Other current assets	1,618	2,176
Total current assets	7,778	11,736
Other non-current assets	241	243
Total assets	$8,019	$11,979
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$2,895	$4,087
Other non-current liabilities	547	583
Total liabilities	3,442	4,670
Total stockholders' equity	4,577	7,309
Total liabilities and stockholders' equity	$8,019	$11,979

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Software licenses	$619	$872	$1,544	$1,761
Services	624	743	1,302	1,662
Total revenues	1,243	1,615	2,846	3,423
Cost of revenues:
Cost of software revenues	44	45	77	98
Cost of services	487	732	1,037	1,528
Total cost of revenues	531	777	1,114	1,626
Gross profit	712	838	1,732	1,797
Operating expenses:
Research and development	1,297	1,655	2,700	3,334
Sales and marketing	464	1,012	1,030	1,969
General and administrative	796	820	1,537	1,884
Total operating expenses	2,557	3,487	5,267	7,187
Operating loss	(1,845)	(2,649)	(3,535)	(5,390)
Other (loss) income, net	(314)	277	(115)	432
Loss before provision for income taxes	(2,159)	(2,372)	(3,650)	(4,958)
(Provision) benefit for income taxes	(1)	10	(2)	(2)
Net loss	$(2,160)	$(2,362)	$(3,652)	$(4,960)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.43)	$(0.48)	$(0.73)	$(1.00)
Shares used in computing:
Weighted average shares-basic and diluted	4,997	4,967	4,996	4,962